Exhibit 10.1

BINDING LETTER OF INTENT

PRIVATE AND CONFIDENTIAL

October 30, 2026

Noble Plains Uranium Corp.
1199 W Hastings St, #1100
Vancouver, British Columbia
V6E 3T5

Attention: The Board of Directors

Re: Proposed acquisition by Eagle Nuclear Energy Corp. of all of the issued and outstanding securities of Noble Plains Uranium Corp.

Dear Sirs/Mesdames:

This letter agreement (this “Letter”) sets out the terms on which Eagle Nuclear Energy Corp., a corporation existing under the laws of the State of Nevada whose common shares are listed on the Nasdaq Stock Market (“Nasdaq”) under the symbol “NUCL” (“Acquiror”), proposes to acquire all of the issued and outstanding common shares of Noble Plains Uranium Corp. (the “Target”), a company existing under the Business Corporations Act (British Columbia) (the “BCBCA”) whose common shares are listed on the TSX Venture Exchange (the “TSXV”) under the symbol “NOBL”, by way of an all-share transaction (the “Transaction”). Acquiror and Target are each a “Party” and together the “Parties”.

1.            Nature of this Letter

1.1 Binding Provisions. Section 1.2 (solely as to the covenant to negotiate in good faith), Sections 3.2 and 3.3 (Consideration), Sections 4.1 (Due Diligence Period), 4.3 (Satisfaction) and 4.4 (Technical Disclosure), together with Sections 5 (Access and Interim Conduct), 6 (Exclusivity), 7 (Break Fee), 8 (Regulatory Cooperation), 9 (Confidentiality), 10 (Public Announcements), 11 (Expenses), 12 (Term and Termination), 13 (Representations) and 14 (General) (together, the “Binding Provisions”) constitute legally binding obligations of each Party upon execution of this Letter by both Parties (the date of execution being the “Effective Date”).

1.2 Transaction Terms. Sections 2 (Transaction Structure), 3 (Consideration) (3.2 and 3.3 of which each is a Binding Provision) and 4 (Due Diligence and Definitive Agreement) (other than Sections 4.1, 4.3 and 4.4, which are Binding Provisions) set out the principal terms on which the Parties intend to proceed. From the Effective Date, each Party agrees to negotiate in good faith, and to use commercially reasonable efforts, to settle and execute a definitive arrangement agreement reflecting those terms and the other terms customary for a transaction of this nature (the “Definitive Agreement”) within the time provided in Section 4.6. Except for the Binding Provisions, no Party is legally obligated to complete the Transaction unless and until the Definitive Agreement has been executed and delivered by both Parties, and then only on the terms of the Definitive Agreement. The Break Fee in Section 7 is the agreed consequence of a Party electing not to proceed in the circumstances described in that Section.

1.3 Basis for Next Steps. This Letter forms the basis for (a) the commencement of detailed due diligence by Acquiror and (b) the preparation of the Definitive Agreement.

1.4 Currency. Unless otherwise stated, references to “USD” are to United States dollars and references to “CAD” are to Canadian dollars.

2.            Transaction Structure

2.1 Acquisition of 100%. Acquiror (directly or through a wholly-owned subsidiary designated by Acquiror (the “Acquiror Sub”)) will acquire 100% of the issued and outstanding common shares of Target (the “Target Shares”), such that Target becomes a wholly-owned subsidiary of Acquiror.

2.2 Plan of Arrangement. The Transaction will be implemented by way of a court-approved plan of arrangement under Division 5 of Part 9 of the BCBCA (the “Arrangement”).

2.3 U.S. Securities Law Treatment. The Parties intend that the Acquiror common shares issued to holders of Target Shares (“Acquiror Shares”) will be issued in reliance on the exemption from registration under Section 3(a)(10) of the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), following a hearing before the Supreme Court of British Columbia on the fairness of the Arrangement. If that exemption is unavailable in Acquiror’s reasonable opinion, Acquiror may issue the Acquiror Shares under another available exemption or on a registration statement on Form S-4, and the Definitive Agreement will provide for the related covenants of Target, including the preparation of any required disclosure.

2.4 Target Securities. The Definitive Agreement will provide for the treatment of Target’s outstanding stock options, warrants, restricted share units, convertible securities and other rights to acquire Target Shares (“Target Convertible Securities”) in a manner consistent with the terms of the plans, certificates and indentures governing them, applicable law and the policies of the TSXV, as follows: (a) all Target stock options, whether or not in-the-money, will be exchanged for replacement options to acquire Acquiror Shares, with the number of Acquiror Shares and the exercise price adjusted by the Exchange Ratio (as defined below) in a manner intended to comply with subsection 7(1.4) of the Income Tax Act (Canada), and otherwise on the same terms and conditions (including expiry date) as the Target stock options they replace; (b) for greater certainty, no Target stock option or Target share purchase warrant will be cancelled for no consideration, whether or not it is in-the-money; (c) Target share purchase warrants will remain outstanding in accordance with their terms and, after closing, will entitle the holder to receive on exercise, in lieu of Target Shares, the number of Acquiror Shares the holder would have received under the Arrangement had the warrant been exercised immediately before closing, and will not be cancelled or amended without any consent or approval of the holders required by their terms; and (d) any other Target Convertible Securities will be treated in accordance with their terms. Target will not issue any Target Shares or Target Convertible Securities between the date of this Letter and closing, except on the exercise of Target Convertible Securities disclosed in the Capitalization Schedule (as defined in Section 13.2).

3.            Consideration

3.1 Offer Price. Each Target Share outstanding immediately before the effective time of the Arrangement (including Target Shares issued on the exercise of Target Convertible Securities) will be exchanged for such number of Acquiror Shares as is calculated in accordance with the Exchange Ratio, determined in accordance with Section 3.2 and subject to Section 3.8, by reference to an offer price of CAD $0.125 (the “Offer Price”). The Offer Price represents a premium of approximately 92% to the closing price of the Target Shares on the TSXV on October 29, 2026 of CAD $0.065.

3.2 Exchange Ratio. The number of Acquiror Shares to be issued for each Target Share (the “Exchange Ratio”) will equal the Offer Price divided by the Acquiror Reference Price, rounded to four decimal places. The “Acquiror Reference Price” means the volume-weighted average trading price of the Acquiror Shares on Nasdaq for the 20 consecutive trading days ending on the second trading day immediately before the Effective Date, converted into Canadian dollars at the daily exchange rate published by the Bank of Canada on the last day of that period.

3.3 Fixed Ratio. The Exchange Ratio will be fixed and will not be adjusted for changes in the trading price of the Acquiror Shares or the Target Shares between the Effective Date and closing, other than customary adjustments for share splits, consolidations, stock dividends, reorganizations or similar events affecting the Acquiror Shares or the Target Shares.

3.4 No Fractional Shares. No fractional Acquiror Shares will be issued. The number of Acquiror Shares issuable to each Target shareholder will be rounded down to the nearest whole share and no cash or other consideration will be paid in lieu of the fractional entitlement.

3.5 Share Issuance and Listing. The Acquiror Shares will be issued as fully paid and non-assessable shares. Acquiror will apply to list the Acquiror Shares issuable under the Transaction on Nasdaq, and the Definitive Agreement will provide that receipt of Nasdaq’s approval is a condition of closing. Acquiror will not be required to pay any cash consideration to Target shareholders.

3.6 Resale Restrictions. Acquiror Shares issued to directors, officers and holders of 10% or more of the Target Shares, and to any other person that is an “affiliate” of Target or Acquiror within the meaning of the U.S. Securities Act (collectively, “Affiliates”), will be subject to such resale restrictions as are required by applicable securities laws. The Acquiror shall require that 60% of the Acquiror Shares issued under the Transaction to directors, officers and shareholders of the Target identified by the Acquiror (the “Locked Up Shareholders”) be subject to contractual resale restrictions for a period of six months following closing. For greater certainty, the remaining 40% of the Acquiror Shares issued to the Locked Up Shareholders shall not be subject to any lock up or other contractual resale restrictions.

3.7 Withholding. Acquiror, Acquiror Sub, Target and their agents will be entitled to deduct and withhold from any consideration payable all amounts required to be deducted and withheld under applicable tax laws.

3.8 Share Cap. Notwithstanding Sections 3.1 to 3.3, the aggregate number of Acquiror Shares issuable under the Transaction (including on the exercise or exchange of Target Convertible Securities assumed or replaced by Acquiror) is expected not to exceed 5,907,109 Acquiror Shares, being 19.9% of the Acquiror Shares issued and outstanding immediately before the Effective Date (the “Share Cap”). If the Exchange Ratio, determined in accordance with Section 3.2, would result in the issuance of Acquiror Shares in excess of the Share Cap, the Exchange Ratio will not be reduced and Acquiror will instead seek and obtain any approval of its shareholders required under Nasdaq Listing Rule 5635 (or will satisfy the excess in cash, at Acquiror’s option), and the obtaining of any such approval will be a condition in favour of Target.

4.            Due Diligence and Definitive Agreement

4.1 Due Diligence Period. Acquiror will have 60 days from the Effective Date (the “Due Diligence Period”) to complete its due diligence investigation of Target and its subsidiaries, their respective businesses, assets, liabilities, operations and prospects. Target will be entitled to conduct reciprocal due diligence on Acquiror and its subsidiaries, their respective businesses, assets, liabilities, operations, prospects and securities during the Due Diligence Period, and Acquiror will provide access and information to Target on a basis reciprocal to Section 5.1. The Due Diligence Period may be extended by mutual written agreement of the Parties, in which case the Exclusivity Period will be extended by the same period.

4.2 Scope. Acquiror’s due diligence will include, without limitation, technical, geological and metallurgical, environmental, corporate, financial and tax, legal, title, land tenure, permitting, regulatory, community and stakeholder relations, employment, insurance and information-technology due diligence, and a review of all mineral claims, mining leases, surface rights, water rights, royalties, streams, permits and authorizations relating to the mineral properties and interests of Target and its subsidiaries, including those in the State of Wyoming and any other jurisdiction (the “Properties”).

4.3 Satisfaction. The completion of due diligence to the satisfaction of Acquiror and the Target, each acting reasonably and in good faith, will be a condition of each Party’s obligations under this Letter, but will not be a condition of the Definitive Agreement. Acquiror may terminate under Section 12.2(c) only by notice delivered before the expiry of the Due Diligence Period, and only as a result of a fact, matter or circumstance that, individually or in the aggregate, is or would reasonably be expected to be material and adverse to Target and its subsidiaries, taken as a whole, or to the Properties (a “Target Material Diligence Finding”). If no such notice is delivered by Acquiror before the expiry of the Due Diligence Period, the due diligence condition will be deemed to be satisfied. Target may terminate under Section 12.3A(c) only by notice delivered before the expiry of the Due Diligence Period, and only as a result of a fact, matter or circumstance that, individually or in the aggregate, is or would reasonably be expected to be material and adverse to Acquiror and its subsidiaries, taken as a whole (a “Acquiror Material Diligence Finding”). If no such notice is delivered by Target before the expiry of the Due Diligence Period, the due diligence condition will be deemed to be satisfied.

4.4 Technical Disclosure. Without limiting Section 4.2, Target will (a) provide all technical reports, resource and reserve estimates and supporting data relating to the Properties in its possession or control, including any technical report prepared under National Instrument 43-101, and (b) cooperate with Acquiror and its qualified persons in the preparation of any technical report summary or other mineral property disclosure that Acquiror determines is required under Subpart 1300 of Regulation S-K of the U.S. Securities and Exchange Commission, including by using commercially reasonable efforts to procure the consent of Target’s qualified persons. All costs of preparing any such technical report summary or other disclosure, and of any incremental audit, review, reconciliation or pro forma financial statement work required for Acquiror’s filings with the U.S. Securities and Exchange Commission (including the fees of Target’s auditors and qualified persons), will be borne by Acquiror, which will reimburse Target for its reasonable out-of-pocket costs within 30 days of invoice, whether or not the Transaction is completed. Target makes no representation as to, and will have no liability for, any such disclosure prepared by or for Acquiror, and Acquiror will indemnify Target, its directors and officers and its qualified persons in respect of it.

4.5 Waiver on Signing. Unless the Definitive Agreement expressly provides otherwise, Acquiror’s execution of the Definitive Agreement will constitute its confirmation that due diligence has been completed to its satisfaction as at that date, without prejudice to Acquiror’s rights under the representations, warranties, covenants and conditions in the Definitive Agreement.

4.6 Definitive Agreement. Acquiror’s counsel will prepare the first draft of the Definitive Agreement. The Parties will use commercially reasonable efforts to execute the Definitive Agreement within 60 days of the Effective Date (as that period may be extended under Section 4.1 or 6.4), subject to subject to the successful and satisfactory completion of Acquiror’s due diligence. The Definitive Agreement will contain terms customary for a transaction of this nature, including:

(a)            representations and warranties of Target (including as to capitalization, financial statements, public disclosure, title to the Properties, permits, environmental matters, reclamation obligations, litigation, taxes, related party transactions, and the absence of a material adverse effect) and reciprocal representations and warranties of Acquiror customary for a share-exchange transaction (including as to capitalization, SEC filings, financial statements, Nasdaq listing, the Acquiror Shares, litigation and the absence of a material adverse effect);

(b)            covenants of Target to conduct its business in the ordinary course until closing, maintain the Properties and all related claims, leases and permits in good standing (including payment of all claim maintenance fees and rentals), and refrain from the actions listed in Section 5.3 (subject to Section 5.6), and reciprocal covenants of Acquiror not to take any action that would reasonably be expected to impede or delay the Transaction or adversely affect the Acquiror Shares (including any amendment to its constating documents, reorganization or distribution affecting the Acquiror Shares, or any action that would cause the Acquiror Shares to be delisted from Nasdaq);

(c)            non-solicitation covenants of Target, subject only to a customary right of Target’s board of directors to respond to an unsolicited superior proposal received after the date of the Definitive Agreement, subject to a right of Acquiror to match that proposal within five business days and provisions for the payment of a termination fee in customary circumstances;

(d)            approval and recommendation of the Transaction by Target’s board of directors, and an opinion of Target’s independent financial advisor that the consideration is fair, from a financial point of view, to Target shareholders;

(e)            voting and support agreements, in customary form reasonably satisfactory to Acquiror and Target, from the directors and senior officers of Target (and Target will use commercially reasonable efforts to obtain such agreements from holders of 5% or more of the outstanding Target Shares) to vote their Target Shares in favour of the Arrangement;

(f)            customary termination rights, including for breach, failure of conditions and the occurrence of a material adverse effect on either Party;

(g)            reciprocal termination fees payable by each Party in customary circumstances, including a reverse termination fee payable by Acquiror if the Transaction is not completed as a result of Acquiror’s breach; and

(h)            customary indemnification of, and directors’ and officers’ liability insurance coverage (including a six-year run-off policy) for, the current and former directors and officers of Target.

4.7 Closing. The Parties will use commercially reasonable efforts to complete the closing of the Transaction within 120 days after the date of execution of the Definitive Agreement, subject to the conditions in Section 4.8. The Definitive Agreement will provide for an outside date of 180 days after the date of execution of the Definitive Agreement, which may be extended by the mutual written consent of the Parties.

4.8 Conditions. Completion of the Transaction will be conditional upon, among other things:

(a)            approval of the Arrangement by (i) the Target shareholders at a meeting called for that purpose by at least 662/3% of the votes cast, (ii) if applicable, the Target securityholders voting together as a single class, by at least 662/3% of the votes cast, and (iii) if required by Multilateral Instrument 61-101, a majority of the votes cast by minority shareholders;

(b)            the interim and final orders of the Supreme Court of British Columbia approving the Arrangement, each in form and substance satisfactory to Acquiror, acting reasonably;

(c)            acceptance of the Transaction by the TSXV and receipt of all other required approvals of securities commissions and stock exchanges, including approval of the listing of the Acquiror Shares on Nasdaq and, to the extent required by Nasdaq Listing Rule 5635 or applicable Nevada law, approval of the Acquiror shareholders;

(d)            receipt of all other regulatory and third-party approvals, consents and waivers (including any required under the Investment Canada Act, the Competition Act (Canada), the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and any required consents of the United States Bureau of Land Management, the United States Nuclear Regulatory Commission, the Wyoming Department of Environmental Quality (in each case including any consent to, or notice of, a change of control or transfer of any license, permit or authorization held by Target or any of its subsidiaries), the State of Wyoming or counterparties to material contracts), in each case to the extent applicable;

(e)            the exercise of dissent rights in respect of no more than 5% of the outstanding Target Shares;

(f)            the absence of any (i) material adverse change in the business, assets, liabilities, operations or condition of Target and its subsidiaries since the date of the Definitive Agreement; or (ii) any judgement, injunction, order or decree which restrains or enjoins or otherwise prohibits the Transaction;

(g)            the accuracy of Target’s representations and warranties and the performance of its covenants in all material respects;

(h)            no law, order or proceeding that restrains or challenges the Transaction; and

(i)            in favour of Target, the accuracy of Acquiror’s representations and warranties and the performance of its covenants in all material respects, the absence of any material adverse change in respect of Acquiror, the approval of the Acquiror Shares for listing on Nasdaq, any required approval of the Acquiror shareholders, and the Acquiror Shares being freely tradeable in Canada and the United States (subject only to restrictions applicable to affiliates of Acquiror).

5.            Access and Interim Conduct

5.1 Facilitation of Due Diligence. From the Effective Date until the termination of this Letter, Target will, and will cause its subsidiaries and its and their directors, officers, employees, auditors, consultants, technical advisors, engineers and other representatives (“Representatives”) to, use commercially reasonable efforts to facilitate Acquiror’s due diligence efforts and to provide Acquiror and its Representatives, as promptly as reasonably practicable after request, with all data, information, files, records, interviews, and access that Acquiror reasonably requests, including:

(a)            access to a virtual data room, which Target will use commercially reasonable efforts to populate with the items in its possession or control on Acquiror’s initial due diligence request list within ten business days of receipt of such request;

(b)            access during normal business hours to the Properties, drill core and sample libraries, geological and geophysical data, field offices and facilities in Wyoming and any other jurisdiction in which the Properties are located; and

(c)            access to Target’s management, auditors, technical consultants and legal counsel, and to relevant government and regulatory filings.

5.2 Site Work. Acquiror and its Representatives may conduct non-invasive inspections, sampling of existing drill core and environmental baseline review at the Properties. Invasive work (including drilling and soil, water or sediment sampling) will be subject to Target’s prior written consent, not to be unreasonably withheld, conditioned or delayed. Acquiror will comply with applicable laws and reasonable site safety rules, and will repair any physical damage that it causes.

5.3 Interim Conduct. From the Effective Date until the termination of this Letter, Target will, and will cause each of its subsidiaries to, (a) carry on its business in the ordinary course consistent with past practice and in compliance with all applicable laws; (b) maintain the Properties and all related mineral claims, leases, permits and authorizations in good standing, including by paying all claim maintenance fees, rentals, royalties and other amounts when due and filing all required notices; and (c) not, without Acquiror’s prior written consent (not to be unreasonably withheld, conditioned or delayed), and except as permitted by Section 5.6:

(i)             issue, sell or grant any securities, including Target Shares or Target Convertible Securities (other than on the exercise of existing Target Convertible Securities disclosed in the Capitalization Schedule pursuant to their terms);

(ii)            declare or pay any dividend or make any other distribution, or redeem, purchase or otherwise acquire any of its securities;

(iii)           sell, lease, encumber, option, abandon, relinquish or otherwise dispose of any interest in the Properties or any other material asset;

(iv)           incur indebtedness other than in the ordinary course, or enter into, amend or terminate any material contract or commitment, or any contract with a related party;

(v)            increase compensation or benefits, or grant or accelerate any bonus, severance or retention entitlement, of any director, officer, employee or consultant, other than as required by written agreements in effect on the Effective Date and disclosed to Acquiror; or

(vi)           agree or commit to do any of the foregoing.

5.4 Notice of Developments. Target will promptly notify Acquiror in writing of any event, fact or circumstance that has or would reasonably be expected to have a material adverse effect on Target, the Properties or the Transaction, and of any notice or communication from any governmental authority or third party relating to the Properties or the Transaction.

5.5 Privilege. The Parties will cooperate to ensure that any disclosure of information under this Letter does not result in the loss of any solicitor-client or other privilege, and will enter into a customary common interest arrangement if requested by either Party.

5.6 Bridge Loan. Subject to the satisfaction or waiver by Acquiror of the conditions set out in the Bridge Loan Documents (as defined herein), including the security contemplated by the Bridge Loan Documents having been validly created and perfected, Acquiror shall make available to Target a secured loan in a maximum principal amount of CAD $500,000 (the “Bridge Loan”). CAD $150,000 of the Bridge Loan shall be advanced upon the satisfaction or waiver of the conditions set out in the Bridge Loan Documents, and the remaining CAD $350,000 will be advanced when the Definitive Agreement has been executed and delivered by both Parties. The terms and conditions of the Bridge Loan, including its interest rate, availability period, maturity, repayment terms, events of default and security, shall be set out in definitive credit and security documentation in form and substance satisfactory to Acquiror and Target, each acting reasonably (collectively, the “Bridge Loan Documents”). Upon termination of this Letter or the Definitive Agreement, the Bridge Loan shall automatically become due and payable within six months from the date of termination.

6.            Exclusivity

6.1 Exclusivity Period. From the Effective Date until 5:00 p.m. (Pacific time) on the date that is 60 days after the Effective Date, as that period may be extended under Section 6.4 or terminated earlier under Section 12 (the “Exclusivity Period”), Target will not, and will cause its subsidiaries and its and their Representatives not to, directly or indirectly:

(a)            solicit, initiate, knowingly encourage or facilitate any inquiry, proposal or offer from any person (other than Acquiror) relating to any acquisition of Target Shares or any other securities of Target or its subsidiaries, any merger, amalgamation, arrangement, business combination, recapitalization, take-over bid, sale, lease, option, joint venture or other disposition of all or a material part of the Properties or other assets of Target or its subsidiaries, or any similar transaction or any financing that would, or would reasonably be expected to, impede, interfere with or delay the Transaction (each, an “Alternative Transaction”);

(b)            participate in any discussions or negotiations regarding, or furnish any information relating to Target or its subsidiaries in connection with, an Alternative Transaction;

(c)            approve, recommend or enter into any agreement, letter of intent, term sheet or understanding relating to an Alternative Transaction; or

(d)            waive, amend or fail to enforce any standstill, confidentiality or similar agreement with a third party.

6.2 Existing Discussions. Target represents and warrants that, as at the Effective Date, neither it nor any of its subsidiaries or Representatives is party to or engaged in any discussions or negotiations regarding an Alternative Transaction with any person other than Acquiror.

6.3 Notice of Approaches. Target will notify Acquiror in writing, within 24 hours of receipt, of any inquiry, proposal or offer relating to an Alternative Transaction, or any request for information relating to Target or its subsidiaries, including the identity of the person making it and the material terms, and will provide Acquiror with copies of all written materials received. Target will keep Acquiror informed on a current basis of the status of, and any change to, any such inquiry, proposal or offer.

6.4 Extension. If, at the end of the Exclusivity Period, the Parties are continuing to negotiate the Definitive Agreement in good faith, the Parties may, by mutual written agreement, extend the Exclusivity Period by such period as they may agree. Any extension of the Due Diligence Period under Section 4.1 will extend the Exclusivity Period by the same period.

6.5 Directors’ Duties. Nothing in this Section 6 prevents the board of directors of Target from making any disclosure to Target shareholders that it determines, after consultation with outside counsel, is required by applicable law, provided that Target gives Acquiror prior notice and a reasonable opportunity to review and comment on the disclosure. The Parties acknowledge that Target’s right to terminate this Letter in accordance with Section 12.3 on payment of the Break Fee is Target’s sole alternative to proceeding with the Transaction during the Exclusivity Period.

6.6 Equitable Relief. Target acknowledges that Acquiror will suffer irreparable harm if Target breaches this Section 6 and that damages would be an inadequate remedy. Acquiror will be entitled to seek injunctive relief and specific performance, without proof of actual damages or the posting of a bond, in addition to any other remedy available to it.

7.            Break Fee

7.1 Break Fee Payable by Target. Target will pay to Acquiror a fee of USD$400,000 (the “Break Fee”) in immediately available funds within three business days after the earliest of:

(a)            Target terminating, or giving notice of its intention to terminate, the Transaction or this Letter for convenience in accordance with Section 12.3, or otherwise repudiating its intention to proceed with the Transaction other than as a result of Acquiror’s uncured breach of the Binding Provisions;

(b)            Acquiror terminating this Letter under Section 12.2(b) as a result of a material breach by Target of Section 6, Section 13.1 or Section 13.2;

(c)            Target entering into a definitive agreement for an Alternative Transaction (i) during the Exclusivity Period or (ii) within three months after the termination of this Letter by Acquiror under Section 12.2(b) or by Target under Section 12.3; and

(d)            Target failing to execute the Definitive Agreement by the date specified in Section 12.1(d), where Acquiror has confirmed in writing that it is prepared to execute a Definitive Agreement substantially reflecting the terms of this Letter, other than where this Letter has been terminated under Section 12.3A or 12.4.

7.2 Break Fee Payable by Acquiror. Acquiror will pay to Target the Break Fee in immediately available funds within three business days after the earliest of

(a)            Acquiror terminating, or giving notice of its intention to terminate, the Transaction or this Letter for convenience in accordance with Section 12.4, or otherwise repudiating its intention to proceed with the Transaction other than as a result of Target’s uncured breach of the Binding Provisions;

(b)            Target terminating this Letter under Section 12.3A(a) as a result of a material breach by Acquiror of Section 13.1 and Section 13.3; and

(c)            Acquiror failing to execute the Definitive Agreement by the date specified in Section 12.1(d), where Target has confirmed in writing that it is prepared to execute a Definitive Agreement substantially reflecting the terms of this Letter, other than where this Letter has been terminated under Section 12.2 or 12.3.

7.3 No Break Fee on Failed Due Diligence. Acquiror will not be liable to pay the Break Fee if it terminates this Letter or the Transaction under Section 12.2(c) before the expiry of the Due Diligence Period as a result of a Target Material Diligence Finding, provided that Acquiror delivers to Target a written explanation of the failed due diligence in accordance with Section 12.2(c). Acquiror will also not be liable to pay the Break Fee on any termination of this Letter (a) by mutual written agreement; (b) under Section 12.2(b) as a result of a material breach of the Binding Provisions by Target, other than as provided in Section 7.2(b); or (c) under Section 12.2(a) as a result of a Target Material Adverse Change.

7.4 Liquidated Damages. The Parties acknowledge that the damages resulting from a termination that gives rise to the Break Fee would be difficult to quantify, and that the Break Fee is a genuine pre-estimate of those damages and not a penalty. The Break Fee is payable only once. Payment of the Break Fee is the sole and exclusive monetary remedy of the Party entitled to receive it in respect of the event giving rise to the payment, nothing in this Section limits either Party’s right to seek injunctive relief or specific performance in respect of Section 6 or Section 9. Except for Acquiror’s obligations under Section 4.4 and any liability for breach of Section 9, the maximum aggregate monetary liability of each Party under or in connection with this Letter and the Transaction, whether in contract, tort or otherwise, will not exceed the amount of the Break Fee.

7.5 Definitive Agreement. On execution of the Definitive Agreement, the Break Fee provisions of this Letter will be replaced by the termination fee provisions of the Definitive Agreement, which will provide for termination fees payable by each Party on reciprocal terms, including a reverse termination fee payable by Acquiror, with the amount of each fee to be settled in the Definitive Agreement having regard to customary market practice for transactions of this nature.

8.            Regulatory Cooperation

8.1 Approvals. Each Party will use commercially reasonable efforts, and will cooperate with the other Party, to identify and obtain all regulatory, exchange, court and third-party approvals required for the Transaction, including those of the TSXV, Nasdaq, the Supreme Court of British Columbia, applicable securities regulators and any governmental authority having jurisdiction over the Properties.

8.2 Target Meeting Materials. Target will, in consultation with Acquiror, prepare and file the information circular and related materials for the Target shareholder meeting, will include in them any disclosure about Acquiror that Acquiror provides and approves (for which Acquiror will be responsible and will indemnify Target), and will not file or send them without Acquiror’s prior review and approval, acting reasonably.

9.            Confidentiality

9.1 Confidential Information. Each Party (the “Recipient”) will keep confidential, and will not use for any purpose other than evaluating, negotiating and completing the Transaction, (a) the existence and terms of this Letter, the Transaction and the negotiations between the Parties, and (b) all non-public information, in any form, furnished by or on behalf of the other Party (the “Disclosing Party”) or obtained in due diligence (“Confidential Information”), except that Confidential Information does not include information that (i) is or becomes generally available to the public other than through a breach of this Letter; (ii) was lawfully known to the Recipient before disclosure by the Disclosing Party; (iii) is lawfully received from a third party not known to be bound by a confidentiality obligation; or (iv) is independently developed by the Recipient without use of Confidential Information.

9.2 Permitted Disclosure. The Recipient may disclose Confidential Information to its directors, officers, employees, financing sources, legal counsel, financial advisors, auditors, technical consultants and other advisors who need to know it for the purpose of the Transaction and who are informed of its confidential nature and bound to keep it confidential. The Recipient is responsible for any breach of this Section by such persons.

9.3 Required Disclosure. The Parties acknowledge that each of them is a reporting issuer or public company whose securities trade on a stock exchange and that each is subject to disclosure obligations under applicable securities laws and the rules of Nasdaq and the TSXV (“Disclosure Laws”). A Party may disclose Confidential Information to the extent required by Disclosure Laws, other applicable law, or legal or regulatory process, provided that, where permitted and practicable, it (a) gives the other Party prompt prior written notice, (b) consults with the other Party on the timing and content of the disclosure, (c) discloses only the portion legally required, and (d) uses reasonable efforts to obtain confidential treatment. Disclosure of the Transaction following the Effective Date is governed by Section 10.

9.4 Securities Laws. Each Party acknowledges that it is aware, and will advise its Representatives who receive Confidential Information, that applicable securities laws prohibit any person who has received material non-public information about an issuer from purchasing or selling securities of that issuer, or from communicating that information to any other person, except in the necessary course of business. Each Party will comply with those laws, with Regulation FD (if applicable), and with its own insider trading policy.

9.5 Return or Destruction. On the written request of the Disclosing Party following the termination of this Letter, the Recipient will promptly return or destroy all Confidential Information of the Disclosing Party in its possession, except for copies that the Recipient is required to retain by law or under its document retention policies, or that are contained in routine electronic back-ups, all of which will remain subject to this Section.

9.6 Term. This Section 9 will survive termination of this Letter and continue for two years from the date of termination of this Letter. This Section 9 is intended to supplement the confidentiality agreement dated May 13, 2026 between Eagle Energy Metals Corp., a wholly owned subsidiary of Acquiror, and Target (the “Confidentiality Agreement”), and in the event of any conflict between this Letter and the Confidentiality Agreement, the more protective provision with respect to the Disclosing Party shall govern.

10.          Public Announcements

10.1 Press Releases. Promptly after the Effective Date, and in any event before the opening of trading on the TSXV and Nasdaq on the next trading day following the Effective Date, each Party intends to issue a press release announcing the execution of this Letter and the principal terms of the Transaction. The text of each press release will be settled by the Parties in advance, and neither Party will issue its press release, or any other public statement regarding the Transaction, without the prior written approval of the other Party as to its content, such approval not to be unreasonably withheld, conditioned or delayed. The Parties will use commercially reasonable efforts to issue the press releases at substantially the same time.

10.2 Required Disclosure. If a Party is advised by counsel that a press release or public filing is required by Disclosure Laws (including a material change report by Target or a Current Report on Form 8-K by Acquiror) and the Parties have not been able to agree on its content, that Party may make the disclosure, after giving the other Party as much advance notice and opportunity to review and comment as is reasonably practicable, and disclosing only what is legally required.

10.3 Trading Halt. Target will, if requested by Acquiror or if required by the TSXV, request a halt in trading of the Target Shares pending the issuance of the press release. Neither Party is responsible for any decision of a stock exchange or regulator to halt or suspend trading.

10.4 Subsequent Announcements. After the initial press releases, neither Party will make any public statement regarding the Transaction other than in a form approved by the other Party under this Section, or a statement consistent with an earlier approved release.

11.          Expenses

Each Party will bear its own legal, financial, technical, accounting and other costs and expenses (including fees of brokers, finders and financial advisors) incurred in connection with this Letter, the Transaction and the Definitive Agreement, whether or not the Transaction is completed, without prejudice to the Break Fee under Section 7. Each Party will be solely responsible for any fee or commission payable to any broker, finder or financial advisor engaged by it. This Section 11 is subject to Section 4.4.

12.          Term and Termination

12.1 Termination. This Letter, other than the provisions that survive under Section 12.5, will terminate on the earliest of:

(a)            the date on which the Parties agree in writing to terminate it;

(b)            the date on which the Definitive Agreement is executed by both Parties;

(c)            the date of delivery of a written notice of termination in accordance with Section 12.2, 12.3, 12.3A or 12.4; and

(d)            5:00 p.m. (Pacific time) on the 60th day after the Effective Date, as that date may be extended under Section 6.4 or by written agreement of the Parties, if the Definitive Agreement has not been executed by that time.

12.2 Termination by Acquiror. Acquiror may terminate this Letter and the Transaction, by written notice to Target:

(a)            at any time after the date of this Letter, if a material adverse change (as such term will be customarily defined in the Definitive Agreement, a “Target Material Adverse Change”) occurs after the Effective Date in respect of Target and its subsidiaries, taken as a whole, or if any representation of Target in Section 13.1 or 13.2 is inaccurate in any material respect, in each case without payment of the Break Fee by Acquiror;

(b)            if Target fails to comply in any material respect with any Binding Provision and, where the breach is capable of cure, does not cure it within ten business days after notice from Acquiror; and

(c)            at any time before the expiry of the Due Diligence Period, as a result of a Target Material Diligence Finding in accordance with Section 4.3, by notice that includes a written explanation of the matters giving rise to that failure in reasonable detail. No Break Fee is payable by Acquiror on a termination under this clause (c).

12.3 Termination by Target for Convenience. Target may terminate this Letter and the Transaction for convenience, by written notice to Acquiror delivered at any time before the execution of the Definitive Agreement, provided that (a) Target pays the Break Fee to Acquiror at the time of delivery of the notice, and (b) the termination is not effective until the Break Fee has been received by Acquiror in full. Target’s obligations under Section 6 will continue until the Break Fee is received.

12.3A Termination by Target. Target may terminate this Letter and the Transaction, by written notice to Acquiror, without payment of the Break Fee by Target: (a) if Acquiror fails to comply in any material respect with any Binding Provision and, where the breach is capable of cure, does not cure it within ten business days after notice from Target; (b) if a material adverse change occurs after the Effective Date in respect of Acquiror and its subsidiaries, taken as a whole, or if any representation of Acquiror in Section 13.1 or 13.3 is inaccurate in any material respect; or (c) at any time before the expiry of the Due Diligence Period, as a result of an Acquiror Material Diligence Finding in accordance with Section 4.3, by notice that includes a written explanation of the matters giving rise to that failure in reasonable detail.

12.4 Termination by Acquiror for Convenience. Acquiror may terminate this Letter and the Transaction for convenience, by written notice to Target delivered at any time before the execution of the Definitive Agreement, in which case Acquiror will pay the Break Fee to Target in accordance with Section 7.2.

12.5 Survival. On termination of this Letter, Section 4.4 (as to costs, reimbursement and indemnity), Section 7 (including as to any Break Fee that becomes payable after termination, including under Section 7.1(c)(ii)), 9, 10 (as to any announcement already agreed), 11, 12.5 and 14 will survive and continue in force. Termination will not relieve a Party of liability for a breach of this Letter occurring before termination, subject to Section 7.4.

13.          Representations

13.1 Mutual. Each Party represents and warrants to the other, as at the Effective Date, that (a) it is validly existing and in good standing under the laws of its jurisdiction of formation and has the corporate power and authority to enter into and perform this Letter; (b) its board of directors has approved the entering into of this Letter; (c) this Letter has been duly authorized, executed and delivered and is its legal, valid and binding obligation, enforceable in accordance with its terms, subject to bankruptcy, insolvency and equitable principles; and (d) the execution and performance of this Letter do not conflict with its constating documents, any applicable law or order, or any material agreement to which it is a party.

13.2 Target. Target further represents and warrants to Acquiror, as at the Effective Date, that (a) the capitalization schedule attached as Schedule “A” (the “Capitalization Schedule”) is true and complete and sets out all issued and outstanding Target Shares and all Target Convertible Securities, with exercise prices, expiry dates and holders, and no other securities of Target or any of its subsidiaries are outstanding or have been agreed to be issued; (b) Target or one of its wholly-owned subsidiaries is the sole legal and beneficial owner of the Properties, free of any encumbrance or third-party interest other than as disclosed in Schedule “B”; (c) Target is a reporting issuer in good standing in British Columbia, Alberta and Ontario, and has filed all documents required to be filed by it under applicable securities laws and the rules of the TSXV; (d) its public disclosure filed since January 1, 2025, as of the date filed, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in it or necessary to make the statements in it not misleading and any public disclosure relating to tax matters, environmental matters and litigation claims, as of the date filed, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in it or necessary to make the statements in it not misleading; and (e) it has not engaged any broker or finder in connection with the Transaction.

13.3 Acquiror. Acquiror further represents and warrants to Target, as at the Effective Date, that it is a reporting company under the United States Securities Exchange Act of 1934 in good standing, and that it has, or will have at closing, a sufficient number of authorized and unissued Acquiror Shares to complete the Transaction, subject to any approval of its shareholders that may be required under Nasdaq rules or applicable law. Acquiror further represents and warrants to Target, as at the Effective Date, that (a) it has filed all reports required to be filed by it with the U.S. Securities and Exchange Commission since February 24, 20261, and none of those reports, as of its date, contained any untrue statement of a material fact or omitted to state a material fact required to be stated in it or necessary to make the statements in it not misleading; (b) the Acquiror Shares are listed on Nasdaq and Acquiror has not received any notice of delisting or of non-compliance with Nasdaq listing standards that remains unresolved; and (c) the Acquiror Shares, when issued under the Transaction, will be validly issued as fully paid and non-assessable.

1 The date on which Eagle Nuclear became a public reporting company.

14.            General

14.1 Governing Law. This Letter is governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein, without regard to conflict-of-laws principles.

14.2 Jurisdiction. Each Party irrevocably attorns to the exclusive jurisdiction of the courts of the Province of British Columbia in respect of any dispute arising out of this Letter, waives any objection to venue in those courts, and consents to service of process by notice in accordance with Section 14.3.

14.3 Notices. All notices under this Letter must be in writing and delivered by hand, courier or email to the address below (or any other address a Party notifies in writing), and will be deemed received on delivery, if delivered by hand or courier before 5:00 p.m. on a business day, or when sent, if sent by email before 5:00 p.m. (recipient’s time) on a business day and the sender does not receive a delivery failure message; otherwise on the next business day.

To Acquiror: Eagle Nuclear Energy Corp., 5470 Kietzke Lane, Suite 300, Reno, NV 89511, Attention: Mark Mukhija, CEO, Email: mark@eaglenuclear.com, with a copy (which will not constitute notice) to Nelson, Mullins, Riley & Scarborough LLP, Attention: Peter Strand, Email: Peter.Strand@nelsonmullins.com.

To Target: Noble Plains Uranium Corp., 1199 W Hastings St, #1100, Vancouver, BC V6E 3T5, Attention: Drew Zimmerman, Email: dzimmerman@nobleplains.com, with a copy (which will not constitute notice) to Lawson Lundell LLP, Attention: Garrett Lee, Email: gwlee@lawsonlundell.com.

14.4 Entire Agreement. This Letter, together with the Confidentiality Agreement referred to in Section 9.6, is the entire agreement of the Parties on its subject matter and supersedes all prior discussions, term sheets, proposals and understandings, whether written or oral.

14.5 Amendment and Waiver. This Letter may be amended, and any right under it waived, only in a writing signed by the Party against which the amendment or waiver is to be enforced. A waiver of one breach is not a waiver of any other.

14.6 Assignment. Target may not assign this Letter or any right or obligation under it without Acquiror’s prior written consent. Acquiror may assign this Letter, in whole or in part, to a wholly-owned subsidiary or affiliate, without releasing Acquiror from its obligations under it.

14.7 Severability. If any provision of this Letter is held to be invalid or unenforceable, that provision will be severed and the rest of this Letter will remain in effect.

14.8 No Third-Party Beneficiaries. This Letter is for the benefit of the Parties only. Nothing in it creates any right or remedy in favour of any shareholder, director, officer, employee or creditor of either Party.

14.9 No Fiduciary or Agency Relationship. Nothing in this Letter creates a partnership, joint venture, agency or fiduciary relationship between the Parties.

14.10 Further Assurances. Each Party will do all further acts and execute all further documents reasonably required to give effect to this Letter.

14.11 Counterparts and Electronic Delivery. This Letter may be executed in counterparts and delivered by email in PDF or by electronic signature platform, each of which will be an original and all of which together constitute one instrument.

[Signature Page Follows]

Acceptance

If the foregoing correctly sets out our understanding, please sign and return a copy of this Letter to us by 5:00 p.m. (Pacific time) on October 30, 2026, after which time this offer will expire and be of no further force or effect.

Yours truly,

EAGLE NUCLEAR ENERGY CORP.

Per:	/s/ Mark Mukhija
Name:	Mark Mukhija
Title:	Chief Executive Officer

Accepted and agreed to as of the 30 day of October, 2026 (being the Effective Date).

NOBLE PLAINS URANIUM CORP.

Per:	/s/ Drew Zimmerman
Name:	Drew Zimmerman
Title:	Chief Executive Officer

Schedule “A” – Capitalization Schedule

(attached)

Schedule “B” – Encumbrances

(attached)